EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 13, 2008, by and between VILLAGEEDOCS, Inc., a Delaware corporation, (the "Company"), and H. JAY HILL (the "Executive") (together, the "Parties"), hereby supersedes all previous employment agreements between the Parties.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in a manner consistent with that intention.

WHEREAS, the Company, through its wholly-owned subsidiaries, is engaged in the business of developing and marketing SaaS and customer premises offerings including, but not limited to, document management, business process management, unified messaging, municipality applications, and faxing services to organizations throughout the United States and internationally.

WHEREAS, the Company wishes to emphasize growth through strategic acquisitions;

WHEREAS, the Company wishes to emphasize profitability through focused management of the Company and its new acquisitions;

WHEREAS, the Executive is currently employed by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                EMPLOYMENT

1.1.          Terms of Employment.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company's Executive Vice President - Corporate Development during the term of this Agreement. In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such positions and as the Company's Board of Directors (the "Board") may reasonably assign to him from time to time consistent with such positions. The Company shall use its best efforts to cause the Executive to be a member of the Board throughout the term of this Agreement and shall include him in the management slate for election as director.

1.2.          Performance of Duties.  The Executive will devote his full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company.  Upon the Executive obtaining prior written approval of the Board, such approval to be granted in the Board's sole and absolute discretion, the Executive may (i) serve or continue to serve as an officer or on the board of directors of entities that do not compete with the Company or (ii) serve or continue to serve on the boards or advisory committees of charitable or other similar organizations.  The Executive will loyally, conscientiously, and professionally do and perform all duties and responsibilities of his position, as well as any other duties and responsibilities as will be reasonably assigned by the Company.  Executive will strictly adhere to and obey all the Company's rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company's employee handbook, as well any others that the Company may establish.  Executive will strictly adhere to all applicable state and/or federal laws and/or regulations relating to his employment with the Company.

2.                TERM OF AGREEMENT.  The initial term of employment under this Agreement shall commence as of November 13, 2008 (the "Effective Date") and shall terminate as of November 12, 2012.  After the expiration of such initial employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the Parties for successive one (1) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.  Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement as set forth in Section 5 below.

3.                COMPENSATION

3.1.          Annual Base Salary.  The Executive shall receive an annual base salary during the first twelve months after the Effective Date at a rate of Two Hundred Ten Thousand, Dollars ($210,000.00), payable in installments consistent with the Company's normal payroll schedule.  The Board and/or its Compensation Committee shall review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Board and/or its Compensation Committee deems to be appropriate; provided, however, that the base salary for the twelve month period following November 13, 2009 and for each succeeding twelve-month period shall not be less than 105% of the base salary for the prior twelve months.

3.2.          Incentive Bonus.  The Executive shall also be eligible to receive an incentive bonus from the Company based on the Company's performance.  At the end of each calendar year, commencing with 2008, the Executive will earn a percentage of the Company's adjusted EBITDA (as determined by the Board and/or its Compensation Committee utilizing audited financial statements of the Company).  Any incentive bonus earned by the Executive under this Section 3.2 shall be paid in a lump sum payment after the filing of the Company's Form 10-K report for such year but in no event later than December 31st of the calendar year immediately following the calendar year in which such bonus was earned.  For the calendar years 2008 and 2009, the percentage bonus will be 6% of the Company's adjusted EBITDA, payable in shares of the Company's common stock.  For each calendar year subsequent to 2009, the Board will establish the form of payment and the percentage shortly after the business plan for the year is presented and accepted.

3.3.          Stock Options.  From time to time, the Executive may be granted stock options as determined by the Board and/or its Compensation Committee, which shall be made under the 2002 Equity Incentive Plan.  The Parties shall enter into separate stock option agreements reflecting the terms of any such stock option grants.  In the event of any conflict between this Agreement and any separate stock option agreements reflecting the terms of option grants to the Executive, the terms of the applicable stock option agreement shall prevail.

3.4.          Participation in Benefit Plans.  The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.

3.5.          Paid Vacation.  The Executive shall be eligible to ratably earn 160 hours of paid vacation, or such greater paid vacation as may be authorized in the future by the Board and/or its Compensation Committee) during each full year during the term of this Agreement and any extensions thereof, prorated for partial years, with no accrual cap.

3.6.          Additional Benefits. In addition to the benefits provided pursuant to the preceding paragraphs of this Agreement, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees.

3.7.          Withholdings.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

4.                BUSINESS EXPENSES.  Subject to compliance with the Company's policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf on the Company, and the Company will pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of the Company or any of its subsidiaries, including reasonable expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items.

5.                TERMINATION

5.1.          Payment Upon Termination For Any Reason. Upon termination for any reason, the Executive shall receive all salary, accrued vacation, payment of valid unreimbursed expenses and vested benefits earned by the Executive as of the Termination Date (as such term is defined in Section 5.7).  The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

5.2.          Termination Based on Death.  In the event of the Executive's termination based on the death of the Executive, this Agreement will terminate automatically and Executive will not be eligible to receive any severance pay.

5.3.          Termination Based on Disability.  In the event of Executive's disability, the Company will thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the Termination Date will be the date of such written notice to the Executive.  As used herein, the term "disability" will mean that the Executive is either (a) unable to engage in any substantial gainful activity (including, without limitation, the Executive's ability to perform the essential functions of his position, with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuation period of not less than 12 months (or, if longer, for a period beyond any protected leave to which the Executive is entitled under applicable law and the Company's policies), or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Company will provide all applicable legally-required leaves to the Executive under the terms of this Agreement and applicable law.

The Executive or the Executive's duly authorized representative may furnish evidence and/or appropriate medical authority to assist the Board in making a determination of disability under this Agreement; provided, however, the determination of whether the Executive is disabled shall be made by the Board in its sole and absolute discretion, and any such determination shall be conclusive and binding on all persons.  Upon such termination, the Company shall pay to the Executive a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he is determined to be disabled.  Payment of such disability benefit shall commence on the last day of the month following the Termination Date and cease with (i) the month in which the Executive returns to active employment, either with the Company or otherwise, or the latest of (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the Termination Date. Any amounts payable under this Section 5.3 shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.  In the event of the Executive's termination based on the disability of the Executive, the Executive will not be eligible to receive any severance pay.

5.4.          Termination for Cause.  If the Executive's employment is terminated by the Company for Cause, this Agreement will terminate automatically, and the Executive will not be eligible to receive any severance pay.  As used herein, the term "Cause" shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Section 8 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving fraud, dishonesty or moral turpitude; or (iv) the intentional gross misconduct or willful gross neglect of the Executive in carrying out his duties hereunder resulting in material economic harm to the Company (other than resulting from the Executive's incapacity due to physical or mental disability) if Executive acted without a good faith belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, no termination pursuant to this Section 5.4 shall be treated as termination for Cause unless the Board has provided the Executive with prior written notice specifying in reasonable detail the alleged Cause event and providing the Executive thirty (30) days to cure and correct such alleged Cause event, if possible.

5.5.          Termination Without Cause.  If the Executive's employment is terminated by the Company without Cause, this Agreement will terminate automatically, and the Company will pay severance as a result of the involuntary termination to the Executive in the amount of twice the Executive's annual base salary, as in effect immediately prior to the Termination Date.  Any severance pay under this Section 5.5 shall be paid to the Executive in substantially equal monthly installments over a twelve (12) month period commencing on the thirtieth (30th) day following the Termination Date.  In addition, the vesting of any restricted stock, stock options or other awards granted to the Executive under the terms of the Company's stock plan or any written agreement with the Executive shall become immediately vested in full and, in the case of stock options, exercisable in full.  The Executive shall also be permitted to continue to participate, at the Company's expense, in all benefit and insurance plans, coverage and programs in which he was participating in for a period of one (1) year; provided, that, the Executive's continued participation in such benefit and insurance plans, coverage and programs is permissible under (i) the governing documents of such plans, coverage and programs, and (ii) applicable laws.  The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph.

5.6.          Voluntary Termination.  If the Executive voluntarily terminates his employment with the Company for any reason, this Agreement will terminate automatically, and Executive will not be eligible to receive any severance pay.  For purposes of this Agreement, a resignation by the Executive shall not be deemed to be voluntary, but shall be deemed an involuntary termination as described in Section 5.5, if the Executive resigns due to any one of the following conditions arising without the consent of the Executive, (i) he is assigned to a position other than President and Chief Executive Officer of the Company (other than for Cause, or by reason of permanent disability), (ii) a material diminution in his authority, duties and responsibilities, (iii) he is transferred to a geographic location of employment more than 20 miles from the current location of employment, which represents a material change in the location at which the Executive must perform services to the Company, and (iv) he is directed to report to anyone other than the Board; provided, however, that the Executive must notify the Company in writing within 30 days of the initial existence of the condition described in (i) through (iv) above, the Company fails to remedy the condition within 30 days upon receipt of such written notice from the Executive and the Executive terminates his employment on the thirtieth (30th) day following the Company's failure to remedy the condition.

5.7.          Effect of Termination.  Unless the Company requests otherwise, upon termination of the Executive's employment for any reason, Executive shall be deemed to have immediately resigned from all positions as an employee, officer and/or director with the Company, and any of its affiliates, as of the Executive's last day of employment (the "Termination Date").

6.                EFFECT OF CHANGE IN CORPORATE CONTROL

6.1.          In the event of a Change in Corporate Control, the vesting of any restricted stock, stock options or other awards granted to the Executive under the terms of the Company's stock plans or any written agreement with Executive shall become immediately vested in full and, in the case of stock options, exercisable in full.

6.2.          In addition, if at any time during the period of twelve (12) consecutive months on or following the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated by the Company as described in Section 5.5, then in lieu of the severance pay under Section 5.5, the Executive shall be eligible to receive as severance pay from the Company a cash lump sum payment equal to the sum of (i) 200% of the Executive's annual base salary in effect at the time of the Change in Corporate Control, plus (ii) 200% of the annual bonus paid to the Executive with respect to the last calendar year of the Company ending prior to the Change in Corporate Control.  Any severance pay provided under this Section 6.2 shall be paid to the Executive on the thirtieth (30th) day following the Termination Date.

6.3.          As used herein  a "Change in Corporate Control" shall include any of the following events: (a) The acquisition in one or more transactions of more than fifty percent (50%) of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended); (b) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

Notwithstanding any provision in the Agreement to the contrary, if any payment under Section 6.2 would result in the imposition of taxes under Code Section 409A, such payment shall not be made until and unless the Change in Corporate Control also qualifies as a 'change in the ownership of a corporation,' a 'change in the effective control of a corporation' or a 'change in the ownership of a substantial portion of a corporation's assets,' as such terms are defined under Code Section 409A (each a "409A Change in Control Event").  If a Change in Corporate Control does not so qualify as a 409A Change in Control Event, then the Executive shall be eligible to receive severance upon an involuntary termination under Section 5.5.

6.4.          In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement ("Benefits") would (i) constitute a "parachute payment" within the meaning of Code Section 280G, or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Code Section 4999, or any comparable successor provisions (the "Excise Tax"), then benefits to which Executive will be eligible pursuant to this Section 7 (the "Benefits") shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and the Company (the "Accountant"). The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

7.                EFFECT OF NON RENEWAL OF AGREEMENT.

7.1.          If one hundred twenty (120) days prior to the end of the initial term or renewal term of this Agreement, the Executive has not received a renewal offer consistent with the terms of this Agreement, it shall be considered a non-renewal of the Agreement as of the end of the term; provided, that, the Executive continues to render services to the Company through the end of the term.

7.2.          In the event of a non-renewal of the Agreement, the Executive will: (i) vest as to 50% of any unvested portion of any stock options granted Executive prior to this Agreement and shall have a period to exercise the newly vested options that is the lesser of (a) seven (7) years, or (b) the maximum time permissible without causing an extension of a stock right under Code Section 409A; and (ii) have a modified term of the Covenant Not To Solicit to be equal to the number of months of severance pay granted, but not to be reduced to less than twelve (12) months; (iii) be eligible to receive his base salary contingent on the Executive continuing to render services to the Company through the end of the term.  The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

7.3.          In the event of a non-renewal of the Agreement, the Executive shall also be eligible to receive severance pay from the Company in the amount of the Executive's annual base salary, as in effect immediately prior to the Termination Date.  Any severance pay under this Section 7.3 shall be paid to the Executive in substantially equal monthly installments over a twelve (12) month period commencing on the thirtieth (30th) day following the Termination Date.

8.                PROPRIETARY INFORMATION

8.1.          Confidential Information.  As set forth in the Agreement, "Confidential Information" is defined as the Company's confidential and proprietary business information, including but not limited to the Company's products, services, customers, contracts, fees, prices, costs, business affairs, marketing, accounting, financial statements, employees, research, inventions, data, software, and any other confidential and proprietary business information of any kind, nature or description, tangible or intangible, in whatever form.  The Executive acknowledges that he has been and will be making use of, acquiring and/or adding to Confidential Information.  The Confidential Information is and will remain the sole and exclusive property of the Company.  The Executive will not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any Confidential Information to any person or business entity, or remove from the premises of the Company any Confidential Information in whatever form, without the prior written authorization of the Board, unless required for Executive to perform the essential functions of his position with the Company while employed by the Company. The Executive further represents and warrants that he does not possess any confidential, proprietary business information and/or trade secrets belonging to any other employer, person and/or entity, and that he will not use any confidential, proprietary business information and/or trade secrets belonging to any other employer, person and/or entity in connection with his employment with the Company.

8.2.          Unfair Competition.  While employed by the Company, Executive will not, directly or indirectly, own an interest in, operate, join, control, participate in, or be an officer, director, agent, independent contractor, partner, shareholder, or principal of any person or business entity which, directly or indirectly, competes with the Company.  While employed by the Company, Executive will not (1) undertake the planning of or organization of any business activity competitive with the Company's business, or combine or conspire with other employees or any third party for the purpose of organizing any such competitive business activity, (2) interfere with or disrupt, or attempt to interfere with or disrupt, any business relationship, contractual or otherwise, between the Company and any other party, including clients or prospective clients, suppliers, agents or employees of the Company, and/or (3) solicit, induce or influence, or seek to induce or influence, any customer or prospective customer of the Company for the purpose of promoting or selling any products or services competitive with those of the Company, directly or indirectly, or by action in concert with others.  The Executive may not hold or being beneficially interested in more than 5% of any single class of shares or securities of a corporation which are traded on a recognized public stock exchange.

8.3.          Solicitation.  While employed by the Company, and for a period of two (2) years after termination of this Agreement for whatever reason, the Executive will not, directly or indirectly, solicit, induce or influence, and/or seek to induce or influence, any person who is engaged as a regular, temporary, introductory, full time or part time employee, agent, or independent contractor by the Company to terminate his or her employment or engagement with the Company for any reason.

8.4.          Injunctive Relief.  The Executive acknowledges that the violation of any provision of Section 8 of this Agreement would cause substantial injury to the Company and that the Company would not have entered into this Agreement without such restrictions.  In the event of violation of any such provision, the Company will be entitled, without bond of any kind, to injunctive relief and an accounting of profits, compensation, remuneration or other benefits received by the Executive, in addition to any other contractual, legal or equitable rights, damages or remedies available.

8.5.          Survivorship.  The Executive agrees that his obligations under Section 8 of this Agreement will survive the termination of the Agreement for any reason.

9.                DELAYED PAYMENTS UNDER CODE SECTION 409A.  Notwithstanding any provision in the Agreement to the contrary, if upon the Executive's "separation from service" within the meaning of Code Section 409A, he is then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following the Executive's separation from service, or (ii) ten (10) days after the Company receives notification of the Executive's death.  Any such delayed payments shall be made without interest.

10.             BOOKS AND RECORDS.  Upon the termination of this Agreement or the Executive's employment with the Company, or at any other time as required by the Company, Executive will immediately surrender to the Company all Company property, including but not limited to Confidential Information, keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of  the Company.

11.             REPRESENTATIONS.  The Executive represents that he is not bound by any agreement with any other employer, person and/or entity which in any way limits his ability to work for the Company or that would be breached as a result of the Executive's and/or the Company's performance of all of the terms of this Agreement.

12.             SEVERABILITY.  It is the desire and intent of the Parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any one or more of the provisions of this Agreement will be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected thereby.

13.             ASSIGNMENT.  The Company has the right to assign this Agreement, as well as its rights and obligations hereunder, to any corporation or other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets, provided such corporation or other entity assumes all of the Company's obligations hereunder. Executive cannot assign this Agreement, in whole or in part, because it is a contract for personal services.

14.             ENTIRE AGREEMENT.  This Agreement represents the entire agreement of the Parties and shall supersede any prior agreements and any other previous contracts, arrangements or understandings between the Company and the Executive related to employment or with respect to the subject matter herein, including, without limitation, the employment agreement entered into between the Parties, dated as of June 10, 2004, as such agreement was subsequently amended. The Agreement may be amended at any time by mutual written agreement of the Parties hereto.

15.             HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

16.             WAIVER.  No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

17.             DRAFTING.  This Agreement will be construed in accordance with its fair meaning as if prepared by all Parties hereto, and will not be interpreted against either party on the basis that it was prepared by one party or the other.

18.             NOTICES.  Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the Parties set forth below, or such other address as shall be furnished by notice hereunder by any such party:

To The Company:         Board of Directors of VillageEDOCS, Inc.

                                    1401 N. Tustin Ave., Suite 230

                                    Santa Ana, CA  92705

To Executive:               _________________________

                                    _________________________

No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.

19.             COUNTERPARTS.  This Agreement may be executed. in two (2) counterparts, each of which shall be considered an original.

20.             FACSIMILE SIGNATURE.  A party's signature by facsimile on the Agreement will have the sane binding force and effect as a party's original signature on the Agreement.

21.             GOVERNING LAW.  The validity, interpretation, construction and enforcement of this Agreement will be governed by the laws of the State of California, without regard to any choice of law principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

VILLAGEEDOCS, INC. By: Name: Title:	EXECUTIVE: H. Jay Hill